Exhibit 10.1

MEMBERSHIP UNIT PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AND SALE AGREEMENT, made and entered into as of August 31, 2011, by and among Bella Petrella’s Holdings, Inc., a Florida corporation, (“Bella Petrella’s”), Bobby V’s Pizza, Inc. and Bout Time Marketing, LLC (the “Selling Members”) the holders of all outstanding Membership Units of Bobby V’s Original Westshore Pizza, LLC, a Florida limited liability company, (“Bobby V’s”), and Bobby V’s for the purpose of its representations, warranties and deliverables set forth herein.

W I T N E S S E T H :

WHEREAS, Bella Petrella’s is registered under the Securities Act of 1933 (“1933 Act), files reports pursuant to the Securities Exchange Act of 1934 (“1934 Act”) and its common stock traded in the public securities markets under the “ticker symbol” “BTHR”;

WHEREAS, Bella Petrella’s is a manufacturer (through a co-packer) and distributor of tomato based and other pasta and pizza sauces; and

WHEREAS, Bobby V’s operates one pizza restaurant in Tampa, Florida; and

WHEREAS, Bella Petrella’s desires to acquire Bobby V’s as a going concern by the means of payment in the form of a promissory note (“Bella Petrella’s Notes”) for all of the outstanding Membership Units, being all of its equity securities, of Bobby V’s (“Bobby V’s Securities”) and thereafter to operate Bobby V’s as a wholly owned subsidiary; and

WHEREAS, the Selling Members desire to sell all of Bobby V’s Securities that they own for Bella Petrella’s Notes and for Bobby V’s to be acquired by Bella Petrella’s, as contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises and respective representations and warranties of the parties, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties respectively acknowledge, the parties agree, for purposes of consummating the transaction(s) contemplated herein, as follows:

ARTICLE I
PRELIMINARY MATTERS

Section 1.01.  Recitals.  The parties acknowledge the recitals herein above set forth in the preamble are correct, and are, by this reference, incorporated herein and are made a part of this Agreement.

Section 1.02.  Exhibits and Schedules.  Exhibits (which are documents to be executed and delivered at the Closing by the party identified therein or in the provision requiring such delivery) and Schedules (which are attachments setting forth information about a party identified therein or in the provision requiring such attachment) referred to herein and annexed hereto are, by this reference, incorporated herein and made a part of this Agreement, as if set forth fully herein.

Section 1.03.  Use of words and phrases.  Natural persons may be identified by last name, with such additional descriptors as may be desirable.  The words “herein,” “hereby,” “hereunder,” “hereof,” “herein before,” “hereinafter” and any other equivalent words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.  The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders.  The word “and” shall be construed as a coordinating conjunction unless the context clearly indicates that it should be construed as a copulative conjunction.

Section 1.04.  Accounting terms.  All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically referenced to regulatory accounting principles.  GAAP means generally accepted accounting principles in effect in the United States and as applicable to companies subject to the reporting requirements of the 1934 Act.

Section 1.05.  Calculation of time lapse or passage; Action required on holidays.  When a provision of this Agreement requires or provides for the calculation of the lapse or passage of a time period, such period shall be calculated by treating the day on which the event which starts the lapse or passage occurs as zero; provided, that this provision shall not apply to any provision which specifies a certain day for action or payment, e.g. the first day of each calendar month.  Unless otherwise provided, the term “month” shall mean a period of thirty days and the term “year” shall mean a period of 360 days, except that the terms “calendar month” and “calendar year” shall mean the actual calendar period indicated.  If any day on which action is required to be taken or payment is required to be made under this Agreement is not a Business Day (Business Day being a day on which national banks are open for business where the actor or payor is located), then such action or payment shall be taken or made on the next succeeding Business Day.

Section 1.06.  Use of titles, headings and captions.  The titles, headings and captions of articles, sections, paragraphs and other subdivisions contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles, sections, paragraphs and other subdivisions.

ARTICLE II
TERMS OF THE TRANSACTIONS

Section 2.01.    Purchase and sale transaction.  In accordance with the terms of this Agreement, on the Closing Date, Bella Petrella’s shall issue and deliver to the Selling Members Bella Petrella’s Notes as set forth in Section 2.02 and the Selling Members shall deliver to Bella Petrella’s all of Bobby V’s Securities, in form sufficient for the transfer thereof to Bella Petrella’s and its designation as the sole member of Bobby V’s.  Upon receipt by Bobby V’s Pizza, Inc. of all sums due to it under the Bella Petrella’s Note delivered to it at Closing, Bobby V’s Pizza, Inc. shall satisfy, in full, all obligations of Bobby V’s to The Original Westshore Pizza, Inc. (“Maduca”) arising out of a certain Promissory Note dated September 1, 2008 in the original principal amount of $540,000.00.

Section 2.02.  Terms of Bella Petrella’s Notes.  Bella Petrella’s Notes shall be composed of one installment purchase money promissory note for each Selling Member (i) in a principal amount which together with accrued interest from the Closing to October 31, 2011 at a simple annual rate of two percent shall equal $553,151.10, (ii) bearing simple interest at two percent per annum, (iii) having a maturity date of October 31, 2011, (iv) both extendible at the election of Bobby V’s Pizza, Inc. to December 31, 2011 and to August 31, 2012 , (v) secured by Bobby V’s Securities pursuant to certain Pledge Agreements between the Selling Members and Bella Petrella’s of even date herewith, which by this reference are made integral parts hereof (the “Pledge Agreements”).

Section 2.03.  Federal income tax treatment.  At or before the Closing Date, the parties shall agree on the value of each of the assets of Bobby V’s for federal income tax purposes and for GAAP purposes, if required for federal income tax purposes and for GAAP purposes.

Section 2.04.  Transaction costs.  Each party shall pay all costs and expenses which it or he incurs in connection with this Agreement and the transactions contemplated hereby.

Section 2.05.  Press releases.  No party will issue a press release regarding the subject matter of this Agreement and the transactions contemplated hereby, either before or after Closing, without the prior approval thereof by the other parties and their counsel.

ARTICLE III
CLOSING OF THE TRANSACTION

Section 3.01.  Location, date and time of the Closing.  The Closing of the transaction contemplated by this Agreement shall take place on the date, at the time and concurrent with the execution and delivery of this Agreement and similar agreements between the parties for the purchase and sale of Philly Westshore Franchising Enterprises, Inc. and Vasaturo Real Estate Holdings, LLC, provided, that the closing of the transaction for Vasaturo Real Estate Holdings, LLC (the “Closing Date”) shall be deferred until October 31, 2011 subject to extension in the event that the Bella Petrella’s Notes are extended as set forth in Section 2.02 hereof.  The Closing shall take place at a location agreed to by the parties.  The acts and deliveries which occur on the Closing Date for the purpose of consummating the transactions contemplated by this Agreement and the event itself is referred to herein as the “Closing”.

Section 3.02.   The Selling Members’ deliveries at the Closing.  At the Closing, the Selling Members will deliver to Bella Petrella’s:

(a)	Documents legally sufficient for the transfer of Bobby V’s Securities and establishing Bella Petrella’s as the sole member;

Section 3.03.  Bobby V’s deliveries at the Closing.  At the Closing, Bobby V’s will deliver to Bella Petrella’s:

(a)	Certificate of good standing in Bobby V’s state of organization;

(b)	Managing Members Certificates of Bobby V’s in the form set forth in Exhibits “A” and “B”, respectively;

(c)
An Employment Agreement acceptable to Robert Vasaturo, Jr. and signed on behalf of Bobby V’s by John V. Whitman, Jr. employing Mr. Vasaturo as the chief operating officer of Bobby V’s for a term of seven years;

(d)
An Agreement Not to Compete under which Mr. Vasaturo will not engage in any manner in any business which competes within two and one half (2.5) miles of a Bobby V’s location for a term of five years following termination of the Employment Agreement for any cause;

(e)	The original of Bobby V’s record book or equivalent and related documents.

(f)	The Pledge Agreements; and

(g)	The Escrow Agreement of even date hereof.

Section 3.04.  Bella Petrella’s deliveries at the Closing.  At the Closing, Bella Petrella’s will deliver to the Selling Members:

(a)	Bella Petrella’s Notes, as provided in Section 2.02; and

(b)	Action by Bella Petrella’s board of directors approving the transactions contemplated by this Agreement and related agreements;

(c)	Officers’ and Secretary’s Certificates of Bella Petrella’s in the form set forth in Exhibits “A” and “B”, respectively;

(d)	The Pledge Agreements; and

(e)	The Escrow Agreement of even date hereof.

Section 3.05.  Closing Memorandum and receipts.  As evidence that all parties deem the Closing to have been completed and the transactions contemplated by this Agreement to have been consummated, the parties jointly will execute and deliver a Closing Memorandum, in the form of Exhibit “C”, acknowledging such completion and consummation.

Section 3.06.  Waiver of conditions.  Notwithstanding Section 10.03, any condition to the Closing which is to the benefit of any party and which is not satisfied prior to or at the Closing, excluding nevertheless any provision of this Agreement which by its terms is to be performed in the future, will be deemed to be waived by the benefited party or otherwise satisfied and waived by virtue of that party executing the Closing Memorandum, except to the extent any such unsatisfied or unperformed condition is expressly preserved by listing it in the Closing Memorandum for satisfaction or performance after the Closing.

Section 3.07.  Further assurances.  At any time and from time to time after the Closing, at the reasonable request of any party and without further consideration, any other party shall execute and deliver such other instruments and documents reasonably desirable or necessary to complete and confirm the transactions contemplated by this Agreement, at no cost to the party so requested.

Section 3.08.  Conditions precedent to Bella Petrella’s obligation to Close.  All obligations of Bella Petrella’s hereunder are subject, at the option of Bella Petrella’s, to the fulfillment of each of the following conditions at or prior to the Closing, and the Selling Members and Bobby V’s shall exert commercially reasonable efforts to cause each such conditions to be so fulfilled:

(a)  All representations and warranties of the Selling Members and Bobby V’s contained herein and in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again and given at and as of the date of the Closing of the transactions contemplated by this Agreement, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the representations, covenants and agreements contained herein.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Selling Members and Bobby V’s at or before the Closing shall have been duly and properly performed in all material respects to Bella Petrella’s reasonable satisfaction.

(c)  Since the date of this Agreement there shall not have occurred any material adverse change in the business, financial condition or performance or prospects of Bobby V’s.  The term “material adverse change” shall mean any adverse change in Bobby V’s operations, results of operations, assets or prospects representing a decline or reduction or an expectable decline or reduction of ten percent or more.

(d)  All documents required to be delivered to Bella Petrella’s at or prior to the Closing shall have been so delivered.

(e)  Bella Petrella’s shall have received financial statements of Bobby V’s for December 31, 2009 and 2010 and unaudited financial statements for each of the interim monthly periods ended subsequent thereto, which interim monthly period shall not show any materially adverse change in operation when compared to 2010, the financial condition and performance of Bobby V’s disclosed in such financial statements being to the reasonable satisfaction of Bella Petrella’s in relation to financial statements delivered prior to execution and delivery of this Agreement.

Section 3.09.  Conditions precedent to the Selling Members’ and Bobby V’s obligation to Close.  All obligations of the Selling Members and Bobby V’s at the Closing are subject, at the option of the Selling Members, to the fulfillment of each of the following conditions at or prior to the Closing, and Bella Petrella’s shall exert commercially reasonable efforts to cause each such condition to be so fulfilled.

(a)  All representations and warranties of Bella Petrella’s contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again and given at and as of the date of the Closing of the transactions contemplated by this Agreement, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the representations, covenants and agreements contained herein.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by Bella Petrella’s at or before the Closing shall have been duly and properly performed in all material respects to the Selling Members’ reasonable satisfaction.

(c)  All documents required to be delivered to the Selling Members at or prior to the Closing shall have been so delivered.

(d)  Since the date of this Agreement, there shall not have occurred any material adverse change in the business, financial condition or performance or prospects of Bella Petrella’s.  The term “material adverse change” shall mean any adverse change in Bella Petrella’s operations, results of operations, assets or prospects representing a decline or reduction or an expectable decline or reduction of ten percent or more.

(e)  The transaction contemplated by this Agreement and related agreements shall have been approved in writing by Bella Petrella’s board of directors.

(f)  The Selling Members shall have received a certificate of good standing for Bella Petrella’s issued by the secretary of state of Florida and of each state in which it is qualified or required to be qualified to do business as a foreign corporation.

            (g)  The Selling Members shall have had an opportunity to ask questions of Bella Petrella’s management regarding the reports it has filed with the U.S. Securities and Exchange Commission and its prospects, financial and otherwise, and received answers satisfactory to them, subject to the confidentiality requirements of Regulation FD.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 4.01.  Representations and warranties of the Selling Members and Bobby V’s.  Each of the Selling Members and Bobby V’s represents and warrants, jointly and severally, to Bella Petrella’s, as follows:

(a)  Bobby V’s is a duly organized and an existing entity in good standing under the laws of its state of incorporation and has full corporate power to execute, deliver and perform this Agreement.

(b)  Bobby V’s is qualified to do business and in good standing in each state and jurisdiction in which the nature of its activities and ownership of property require it to be qualified as a foreign corporation.

(c)  All licenses required for the conduct of Bobby V’s business in intra and interstate commerce are in full force and effect; and, there is no proceeding of any nature pending or, to the best knowledge of the Selling Members and Bobby V’s, threatened which if determined adversely to Bobby V’s would result in a revocation, cancellation of or material limitation or restriction on Bobby V’s and the conduct of its or any subsidiary’s business as it is presently conducted.

(d)  To the best knowledge of Selling Members and Bobby V’s, Bobby V’s is in compliance with all federal and state laws and regulations applicable to it governing the offer, sale and operations of franchises.

(e) This Agreement has been duly and validly authorized, executed and delivered by Bobby V’s and constitutes the legal, valid and binding obligation of Bobby V’s enforceable against it, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting stockholders and creditors rights generally and to general equitable principles.

(f)  To the best knowledge of the Selling Members and Bobby V’s, the execution of this Agreement and consummation of the transactions contemplated hereby does not conflict with and will not result in any adverse consequences to or material breach of any agreement (financing or otherwise), mortgage, instrument, judgment, decree, law or governmental regulation, license, permit or authorization by Bobby V’s or in the loss, forfeiture or waiver of any rights, license, authorization or franchise owned by Bobby V’s, from which Bobby V’s benefits or which is desirable in the conduct of Bobby V’s business.

(g)  To the best knowledge of the Selling Members and Bobby V’s, except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state or subdivision thereof to which Bobby V’s is subject is required in connection with the execution and delivery of this Agreement by Bobby V’s and the consummation of the transactions contemplated hereby by the Selling Members.

 (h)  The information Bobby V’s has delivered to Bella Petrella’s relating to Bobby V’s was, to the best knowledge of the Selling Members and Bobby V’s, on the date reflected in each such item of information accurate in all material respects and, to the best knowledge of the Selling Members and Bobby V’s, such information at the date hereof taken as a whole provides full and fair disclosure of all material information relating to Bobby V’s and does not, to the best knowledge of the Selling Members and Bobby V’s, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)  Bobby V’s has conducted its business substantially consistent with prior practice for the last three years or since inception, whichever is less.

(j)  Neither Bobby V’s nor any employee, to the Selling Members and Bobby V’s best knowledge, has since inception given or agreed to give any gift or similar benefit valued at more than $25 annually to any customer, supplier, governmental employee or other person who is or may be or have been in a position to help or hinder Bobby V’s business, or a gift or similar benefit in any amount or value which might subject Bobby V’s to damage or penalty in civil, criminal or governmental litigation or proceedings.

(k)  Bobby V’s financial statements delivered to Bella Petrella’s, fairly present the financial condition of Bobby V’s in all material respects at the dates and the results of operations for the periods indicated.  Bobby V’s financial records are maintained in accordance with good business practice.

(l)  Bobby V’s has good title to all of its properties and assets, including intangible assets, if any, which it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible  None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for a security interest in certain assets in favor of Maduca, or as expressly set forth in the notes to Bobby V’s financial statements as securing specific liabilities or subject to specific capital leases and have arisen only in the ordinary course of business.

(m)  All of the material contracts, agreements, leases, licenses and commitments of Bobby V’s (other than those which have been fully performed), copies of all of which have been delivered to Bella Petrella’s, are, to the best knowledge of the Selling Members and Bobby V’s valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not there under with respect to any party thereto any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Bobby V’s business, properties, assets, earnings or prospects, either before or after the Closing.

(n)  There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree, judgment or judgment in progress, pending or in effect or to the Selling Members and Bobby V’s knowledge threatened, against or relating to Bobby V’s, its directors, officers or employees with respect to Bobby V’s or its business or for which Bobby V’s may have an indemnity obligation, it properties, assets or business or the transaction contemplated by this Agreement and the Selling Members and Bobby V’s do not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.

(o)  To the best knowledge of the Selling Members and Bobby V’s, all Bobby V’s taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees’ income withholding and social security taxes, including employer’s contribution, other than those for which a return or deposit is not yet due and have been disclosed to Bella Petrella’s, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by Bobby V’s with respect to employees’ withholding and social security taxes have been made.  Bobby V’s is not subject of an audit by any taxing authority.  There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by Bobby V’s for the extension of time for the assessment of any tax and Bobby V’s is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Tax Code.

(p)  Bobby V’s does not have any employee benefit, pension or profit sharing plans subject to ERISA and no such plans to which Bobby V’s is obligated or required to make contributions.

(q)  None of Bobby V’s employees are represented by a collective bargaining agent or subject to a collective bargaining agreement and Bobby V’s considers its relations with its employees as a whole to be good.  Bobby V’s has disclosed to Bella Petrella’s all employee salary, compensation and benefit agreements and no employee, other than Mr. Vasaturo, has a written employment agreement.

(r)  No person has guaranteed any obligation of Bobby V’s, and Bobby V’s has not guaranteed the obligation of any other person.

(s)   Bobby V’s and its Selling Members have no knowledge of any event or events which will result in a material adverse effect on Bobby V’s.

(t)  No broker, finder or other person is entitled to any compensation, fees or other payments in connection with the transactions contemplated by this Agreement.

Section 4.02.  Bella Petrella’s representations and warranties.  Bella Petrella’s represents and warrants to the Selling Members that:

(a)  Bella Petrella’s is a duly incorporated and existing corporation in good standing under the laws of its state of incorporation and has full corporate power to execute and deliver this Agreement.

(b)  Bella Petrella’s is qualified to do business and in good standing in each state and jurisdiction in which the nature of its activities and ownership of property require it to be qualified as a foreign corporation.

(c)  All licenses required for the conduct of Bella Petrella’s business in intra and interstate commerce are in full force and effect; and, there is no proceeding of any nature pending or, to the best knowledge of Bella Petrella’s, threatened which if determined adversely to Bella Petrella’s would result in a revocation, cancellation of or material limitation or restriction on Bella Petrella’s and the conduct of its or any subsidiary’s business as it is presently conducted.

(d)  To the best knowledge of Bella Petrella’s, Bella Petrella’s is in compliance with all federal and state laws and regulations applicable to it governing the offer, sale and operations of franchises.

(e)  This Agreement has been duly and validly authorized, executed and delivered by Bella Petrella’s and constitutes the legal, valid and binding obligation of Bella Petrella’s, enforceable against Bella Petrella’s in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting shareholders and creditors rights generally and to general equitable principles.

(f)  To the best knowledge of Bella Petrella’s, the execution of this Agreement and consummation of the transactions contemplated hereby does not conflict with and will not result in any adverse consequences to or material breach of any agreement (financing or otherwise), mortgage, instrument, judgment, decree, law or governmental regulation, license, permit or authorization by Bella Petrella’s or in the loss, forfeiture or waiver of any rights, license, authorization or franchise owned by Bella Petrella’s, from which Bella Petrella’s benefits or which is desirable in the conduct of Bella Petrella’s business.

(g)  Except for such actions as may have already been taken, no further action by or before any governmental body or authority of the United States of America or any state thereof is required in connection with the execution, delivery and performance of this Agreement by Bella Petrella’s and the consummation of the transactions contemplated hereby.

(h)  The information Bella Petrella’s have delivered to the Selling Members was on the date reflected in each such item of information accurate in all material respects and such information at the date hereof as a whole did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)  The information and financial statements Bella Petrella’s has filed under the 1934 Act and has delivered to the Selling Members, on the date reflected in each report and element of information and financial statements, are accurate in all material respects and, to the knowledge of Bella Petrella’s, such information at the date hereof taken as a whole provides, to the best knowledge of Bella Petrella’s, full and fair disclosure of all material information relating to Bella Petrella’s and does not, to the knowledge of Bella Petrella’s omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)  No broker, finder or other person is entitled to any compensation, fees or other payments in connection with the transactions contemplated by this Agreement.

(k)  Bella Petrella’s has good title to all of its properties and assets, including intangible assets, if any, which it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible  None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as expressly set forth in the notes to Bella Petrella’s financial statements as securing specific liabilities or subject to specific capital leases and have arisen only in the ordinary course of business.

(m)  All of the material contracts, agreements, leases, licenses and commitments of Bella Petrella’s (other than those which have been fully performed), copies of all of which have been delivered to Bobby V’s are, to the best knowledge of Bella Petrella’s, valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not there under with respect to any party thereto any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Bella Petrella’s business, properties, assets, earnings or prospects, either before or after the Closing.

(n)  There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree, judgment or judgment in progress, pending or in effect or to Bella Petrella’s knowledge threatened, against or relating to Bella Petrella’s, its directors, officers or employees with respect to Bella Petrella’s or its business or for which Bella Petrella’s may have an indemnity obligation, its properties, assets or business or the transaction contemplated by this Agreement and the Bella Petrella’s does not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.

(o)  To the best knowledge of Bella Petrella’s, all taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees’ income withholding and social security taxes, including employer’s contribution, other than those for which a return or deposit is not yet due and have been disclosed to Bobby V’s, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by Bella Petrella’s with respect to employees’ withholding and social security taxes have been made.  Bella Petrella’s is not subject of an audit by any taxing authority.  There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by Bella Petrella’s for the extension of time for the assessment of any tax and Bella Petrella’s is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Tax Code.

(p)  None of Bella Petrella’s employees are represented by a collective bargaining agent or subject to a collective bargaining agreement and Bella Petrella’s considers its relations with its employees as a whole to be good.

Section 4.03.  Nature and survival of representation and warranties; Remedies.  For purposes of this Section 4.03 and Section 9.01 only, any party or other person seeking to enforce, or claiming the benefit of, any representation and warranty under this Agreement is called a Claimant, and any party or other person against whom a right is claimed is called a Defendant.  All representations and warranties of the parties shall survive the Closing; provided, however, that all representations and warranties shall terminate and expire, and be without further force and effect whatever from and after one calendar year from the Closing, and neither the Selling Members, Bobby V’s nor Bella Petrella’s shall have any liability whatsoever on account of any inaccurate representation or warranty or for any breach of warranty, unless a Claimant shall, on or prior to the expiration of such one calendar year period, serve written notice on a Defendant, with a copy to the Defendant’s counsel, setting forth in reasonable detail the breach and any direct, incidental or consequential damages (including amounts) the Claimant may have suffered as a result of such breach.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01.  Conduct of business prior to Closing.

(a) From the date hereof to the Closing, Bobby V’s will conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall endeavor to maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, it will use its best efforts (i) to preserve its business and organization intact, (ii) to keep available to Bella Petrella’s the services of Bobby V’s present employees, agents and independent contractors, (iii) to preserve for the benefit of Bobby V’s and Bella Petrella’s the goodwill of suppliers, customers, distributors, landlords and others having business relations with it, and (iv) to cooperate and use reasonable efforts to obtain the consent of any landlord or other party to any lease or contract with Bobby V’s where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.

(b)  From the date hereof to the Closing, Bobby V’s shall not outside the ordinary course of business (i) dispose of any material assets, (ii) engage in any extraordinary transactions without Bella Petrella’s prior approval, including but not limited to, directly or indirectly, soliciting, entertaining, encouraging inquiries or proposals or entering into negotiation or agreement with any third party for sale of assets by Bobby V’s, sale of its equity securities or merger, consolidation or combination with any company, (iii) grant any salary or compensation increase to any employee, or (iv) make any commitment for capital expenditures, other than as disclosed to Bella Petrella’s and approved by it.

Section 5.02.  Notice of changes in information.  From the date hereof to the Closing, each party shall give the other parties prompt written notice of any change in any of the information contained in their respective representations and warranties made in Article IV, or elsewhere in this Agreement, or the exhibits and schedules referred to herein or any written statements made or given in connection herewith which occurs prior to the Closing.

Section 5.03.  Notice of extraordinary changes.  From the date hereof to the Closing, Bobby V’s shall advise Bella Petrella’s with respect to any of the following events outside of ordinary course of business and which are materially adverse:  (i) the entering into and cancellation or breach of contracts, agreements, licenses, commitments or other understandings or arrangements to which Bobby V’s is a party, (ii) any changes in purchasing, pricing or selling policy, or, any changes in its sales, business or employee relations in general, and (iii) the filing or commencement of any litigation or governmental or agency proceedings against Bobby V’s.

Section 5.04.  Action to preserve Bobby V’s business and assets.   From the date hereof to the Closing, notwithstanding anything contained in this Agreement to the contrary, Bobby V’s will not take or fail to take any action that in Bobby V’s reasonable business judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Bobby V’s, or is likely to result in losses, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of its business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Bobby V’s of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Bella Petrella’s).

Section 5.05.  Cooperation by the parties.  From the date hereof to the Closing, each party hereto shall cooperate and shall take such further action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 5.06.  Conduct of Bobby V’s business after Closing.  Bobby V’s will be operated as a wholly owned subsidiary of Bella Petrella’s, and as a separate corporation, and shall not be merged into Bella Petrella’s or any other subsidiary of Bella Petrella’s or any other entity whatsoever; nor shall all or any substantial part of the assets of Bobby V’s be sold; nor shall a lien or security interest be granted with respect to the assets of Bobby V’s, in all cases until Bella Petrella’s has paid the Bella Petrella’s Notes in full according to its terms.  Before such payment of the Bella Petrella’s Notes, Bobby V’s will be operated consistent with operations immediately prior to the Closing.  Bobby V’s and its operations and financial affairs shall be subject to the examination and inspection by Bella Petrella’s, who shall at all times have access to the books and records of Bobby V’s.

ARTICLE VI
FEDERAL INCOME TAX MATTERS

Section 6.01.  Federal income tax treatment.  Each party shall be responsible for obtaining his, her or its own tax advice with respect to and understanding the federal income tax consequences of the transactions and the federal income tax consequences thereof contemplated by this Agreement and waives any reliance with respect thereto on any other party.

ARTICLE VII
SECURITIES LAW MATTERS AND STATUS OF THE BELLA PETRELLA’S SECURITIES

Section 7.01.  Unregistered securities. The Bella Petrella’s Notes delivered to the Selling Members are not being registered under the 1933 Act and the securities laws of Florida or any other state of jurisdiction, and the shares are not transferable, except as permitted under various exemptions contained in the 1933 Act and applicable state securities law.  The provisions contained in the following sections are intended to ensure compliance with the 1933 Act and applicable state securities law.

Section 7.02.  No transfers in violation of 1933 Act.  The Selling Members respectively agree not to offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of Bella Petrella’s Notes, except after full compliance with all of the applicable provisions of and regulations under the 1933 Act and applicable state securities law.

Section 7.03.  Investment intent.  The Selling Members respectively represent and warrant to and covenant with Bella Petrella’s that each of them is acquiring Bella Petrella’s Notes for his own account for investment and not with a view to resale or other distribution; that they currently has no intention of selling, assigning, transferring, pledging, hypothecating or otherwise disposing of all or any part thereof at any particular time, for any particular price, or on the happening of any particular event or circumstance; and respectively acknowledge that they understands Bella Petrella’s is relying on the truth and accuracy of his covenants, warranties and representations in issuing Bella Petrella’s Notes without first registering them under the 1933 Act.

Section 7.04.  Investment legend on certificates.  The Selling Members agree that the certificates evidencing Bella Petrella’s Notes shall contain the following legend or a legend of similar import:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS A “RESTRICTED SECURITY” AS DEFINED UNDER SAID ACT.  ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST THEREIN MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT BY BONA FIDE GIFT OR INHERITANCE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS SECURITY UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE VIII
NOTICES

Section 8.01.  Procedure for giving notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.

Section 8.02.  Addresses for notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:

As to Bobby V’s:	Robert Vasaturo, Jr., President
(prior to Closing)	Bobby V’s Original Westshore Pizza, LLC
4802 West Bay Court Avenue
Tampa, FL 33681
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328
As to Bobby V’s Pizza Inc.:	Mr. Robert Vasaturo, Jr.
P.O. Box 13137
Tampa, FL 33681
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328
As to Bout Time Marketing, LLC:	Mr. Lawrence Martin
P.O. Box 67037
St. Petersburg, FL 33736
Copy to:	Craig A. Wagner, Esq. Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle Suite 300 Atlanta, Georgia 30328

As to Bella Petrella’s	John V. Whitman, Jr., Chief Executive Officer
and Bobby V’s (after Closing):	Bella Petrella’s Holdings, Inc.
109 South Edison Avenue
Tampa, FL 33606

Copy to:	Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609-1544

Section 8.03.  Change of address.  A party may change its address for notices by sending a notice of such change to all other parties by the means provided in Section 8.01.

ARTICLE IX
LEGAL AND OTHER COSTS

Section 9.01.  Party entitled to recover.  In the event that any party (the “Defaulting Party”) defaults in his or its obligation under this Agreement and, as a result thereof, the other party (the “Non-Defaulting Party”) seeks to legally enforce his or its rights hereunder against the Defaulting Party (whether in an action at law, in equity or in arbitration), then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys’ fees and expert witness fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

Section 9.02.  Interest.  In the event the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party’s default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 1.5% per month during the period between the date such payment should have been made hereunder and the date of the actual payments thereof.

ARTICLE X
MISCELLANEOUS

Section 10.01.  Effective date.  The effective date of this Agreement shall for all purposes be the date set forth in first paragraph hereof notwithstanding a later actual date of execution by any individual party.

Section 10.02.  Entire agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties; provided, that a separate Stock Purchase and Sale Agreements between Bella Petrella’s as the buyer, and on the other hand Mr. Vasaturo as seller and Philly Westshore Franchising Enterprises, Inc. and on the other hand Mr. Vasaturo as seller and Vasaturo Real Estate Holdings, LLC, and an intellectual property buy/sell agreement between Mr. Vasaturo as seller and Philly Westshore as buyer are essential and included components of the transactions of which the transactions contemplated by this Agreement are a part.

Section 10.03.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 10.04.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 10.05.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the other party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 10.06.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 10.07.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.  Signatures on this Agreement transmitted via facsimile or by electronic mail (email) shall be treated as an original for all purposes hereunder.

Section 10.08.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party(ies).  This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 10.09.  Survival of representations and warranties.  The representations and warranties made herein shall survive the execution and delivery of this Agreement and full performance hereunder of the obligations of the representing and warranting party, subject to the provisions of Section 4.03.

Section 10.10.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Florida in and for Hillsborough County, Florida, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

Section 10.11.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

[Testimonium on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

Bella Petrella’s Holdings, Inc.
[Corporate Seal]
Attest:	By:	/s/ John V. Whitman, Jr.
/s/ Jackson L. Morris		John V. Whitman, Jr., Chief Executive Officer
Jackson L. Morris, Secretary
Bobby V’s Original Westshore Pizza, LLC.

	By:	/s/ Robert Vasaturo, Jr.
Bobby V’s Pizza, Inc., Manager

	By:	/s/ Robert Vasaturo, Jr.
Robert Vasaturo, Jr., President

[Corporate Seal]	Bobby V’s Pizza, Inc.
Attest:
	By:	/s/ Robert Vasaturo, Jr.
/s/ Robert Vasaturo, Jr.		Robert Vasaturo, Jr., President
Secretary
Bout Time Marketing, LLC.

	By:	/s/ Lawrence Martin
Lawrence Martin, Manager